Exhibit 3.1.1

                        [Letterhead of BERGER & STEINGUT]


                                     [Date]


[Addressed to Sponsor]

     Re: [Name of Unit Investment Trust(s)]

Gentlemen:

          You have requested our opinion on the status, for purposes of Federal income tax, New York State Franchise Tax and New York City General Corporation Tax, of [Name of Unit Investment Trust(s)] (the "Trusts"), trusts created under the laws of the State of New York pursuant to Reference Trust Agreements (the "Reference Trusts"), dated [Date of Effectiveness], among [Name of Sponsor, Trustee and Evaluator, if any]

          In rendering this opinion, we have examined the Reference Trusts, the Prospectus dated [Date of Effectiveness] (the "Prospectus"), and the documents referred to therein, among others, and we have relied on the validity of said documents and the accuracy and completeness of the facts set forth therein.

          You have informed us that all Bonds (as defined in the Prospectus) to be acquired by each Trust, pursuant to the contracts of purchase described in the Prospectus, are accompanied by (or, in the case of Bonds to be purchased on a when, as, and if issued basis, will be accompanied by) copies of opinions of bond counsel to the issuing governmental authorities given at the time of original delivery of the Bonds to the effect that the interest thereon is exempt from all Federal income taxes. We have not made any review of tire proceedings relating to the issuance of Bonds or the basis for such opinions, and we express no opinion as to them.

          Federal tax reform legislation, H.R. 3838 (the "1986 Act") has recently been enacted into law. The 1986 Act made many important changes to the Federal tax system, including a reduction in marginal tax rates, the elimination of preferential treatment for capital gains and the elimination or reduction of many exclusions and deductions. Included among the provisions relating to tax exempt bonds in the 1986 Act are ones that: (a) require tax exempt interest on private activity bonds issued after August 7, 1986 to be included as an item of tax preference for purposes of the alternative minimum tax; (b) reorganize many of the prior law rules contained in Code :sections 103 and 103A and divide them by topic into eleven Code sections (Sections 103 and 141-150); (c) provide for a new volume cap in lieu of the prior-law private activity bond and qualified mortgage bond volume caps; (d)

C/M 11939.0001 482768.1
place restrictions on arbitrage and advance refundings; (e) require that tax exempt interest be shown on tax returns; (f) disallow a deduction of financial institutions for interest expense allocable to certain tax exempt obligations; and (g) make certain technical modifications. The 1986 Act significantly lowers individual and corporate income tax rates which could make tax exempt bonds less attractive to investors and could decrease the value of the Bonds in the Trust.

          Under the 1986 Act, interest on state and local government bonds will be taxable if the bonds are private activity bonds unless there exists a specific exception in the Internal Revenue Code of 1986. Such bonds will be considered private activity bonds if a trade or business use and security interest test or a private loan restriction is satisfied. Tax exempt private activity bonds include exempt-facility bonds, qualified mortgage bonds, qualified veterans' mortgage bonds, qualified small-issue bonds, qualified redevelopment bonds, qualified student loan bonds, qualified 501(c)(3) bonds and bonds issued under three specifically described programs. In addition, exempt-facility bonds may be issued to finance airports, docks and wharves, mass commuting facilities, facilities for the furnishing of water, sewage facilities, solid waste disposal facilities, qualified residential rental projects, facilities for the local furnishing of electric energy or gas, local district heating or cooling facilities or qualified hazardous waste facilities. In the opinion of bond counsel to the issuing governmental authorities interest on all of the Bonds in the Trust that might be deemed private activity bonds will be exempt from regular Federal income tax and from the Federal alternative minimum tax.

          Based on the foregoing, it is our opinion, in the case of each Trust, that:

          The Trust is not an association taxable as a corporation for Federal income tax purposes under the Internal Code of 1986 (the to Code"), and income received by the Trust that consists of interest excludable from gross income under the Code will be excludable from the Federal gross income of the Certificateholders (as defined in the Prospectus) of the Trust.

          Each Certificateholder will be considered the owner of a pro rata portion of the Trust under Sections 671 to 679 of the Code. Thus, each Certificateholder will be considered to have received his pro rata share of Bond interest when it is received by the Trust and the net income distributed to Certificateholders that is exempt from Federal income tax when received by the Trust will constitute tax exempt income when received by the Certificateholders. The 1986 Act affects the character of the income that the Certificateholder receives. For example, just as the income flowing through to the Certificateholder is exempt from inclusion in his regular taxable income, one of the provisions of the 1986 Act requires adding tax

C/M 11939.0001 482768.1
exempt interest on certain bonds to adjusted gross income in computing the Certificateholder's alternative minimum tax.

          Gain (other than any earned original issue discount) realized on a sale or redemption of the Bonds or on a sale of a Unit is, however, includible in gross income for Federal income tax purposes generally as capital gain. (It should be noted in this connection that such gain does not include any amounts received in respect of accrued interest.) Such gain may be long or short-term gain depending on the facts and circumstances. A capital asset acquired before January 1, 1988 must be held for more than six months to qualify for long term capital gain treatment. Under the provisions of the 1986 Act, the maximum tax rate in 19BG on net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) of a taxpayer,other than a corporation will be increased from a maximum of 20 percent in 1986 (not including any alternative minimum tax liability) to the same rate of tax as ordinary income by 1988. The maximum tax rate on long-term capital gains in 1987 for taxpayers other than corporations is 28 percent and 34 percent for corporations. Investors are advised to consult their own tax advisors with respect to the effect of any legislative changes.

          Each Certificateholder will realize taxable gain or loss when the Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity), as if the Certificateholder had directly disposed of his pro rata share of such Bond. The gain or loss is measured by the difference between (i) the tax cost of such pro rata share and (ii) the amount received therefor. For this purpose, a Certificateholder's per Unit tax cost for each Bond is determined by allocating the total tax cost of each Unit (as defined in the Prospectus) among all of the Bonds held in the Trust (in accordance with the proportion of the Trust comprised by each Bond issue). In order to determine the amount of taxable gain or loss, the Certificateholder's amount received is similarly allocated at that time. Thus, when a Bond is disposed of by the Trust, taxable gain will equal the difference between (i) the amount received and (ii) the amount paid plus any original issue discount (limited, in the case of Bonds issued after June 8, 1980, to the portion earned from the date of acquisition to the date of disposition). No deduction is allowed for the amortization of bond premium on tax exempt bonds such as the Bonds.

          Generally, original issue discount accrues based on the principle of compounding of accrued interest, and not on a straight-line or ratable method, resulting in the amount of earned original issue discount being less in the earlier years and more in the later years of a bond term. Original issue discount on tax exempt bonds issued after September 3, 1982 and acquired after March 1, 1984 must accrue under the compound method. The tax basis of a tax exempt bond will be increased by the amount of such compounded original issue discount. This method of calculation will produce higher capital gains (or lower losses) to a Certificateholder, as compared to the

C/M 11939.0001 482768.1
results produced by the straight-line method of accounting for original issue discount, upon an early disposition of a Bond by a Trust or of a Unit by a Certificateholder.

          If a Certificateholder's tax cost for his pro rata portion of a Bond in the Trust as determined above (plus the amount of any original issue discount which will accrue thereon as discussed above) is less than the redemption price at maturity thereof, the Certificateholder will be considered to have purchased his pro rata portion of the Bond at a "market discount". Upon redemption of the Bond, the Certificateholder will recognize taxable gain, which will be capital gain except in the case of a dealer or a financial institution, in an amount equal to the difference between the redemption price and the Certificateholder's tax cost (plus any accrued original issue discount) for his pro rata portion of the Bond.

          If a Certificateholder's tax cost for his pro rata portion of a Bond in the Trust exceeds the redemption price at maturity thereof, the Certificateholder will be considered to have purchased his pro rata portion of the Bond at a "premium". The Certificate-holder is required to amortize the premium prior to the maturity of the Bond. Such amortization is only an adjustment to basis (i.e., a reduction of the (certificateholder's tax cost) for his pro rata portion of the Bond and does not result in any deduction against the Certificateholder's income. Therefore, under some circumstances, a Certificateholder may recognize taxable gain when his pro rata portion of a Bond is disposed of for an amount equal to or less than his original tax cost therefor.

          A Certificateholder will recognize taxable gain (or loss), which will be capital gain (or loss) except in the case of a dealer or a financial institution, when all or part of his pro rata portion of a Bond in the Trust is disposed of for an amount greater (or less) than his original tax cost therefor plus any accrued original issue discount or minus any amortized bond premium as discussed above. The entire amount of each distribution to the Certificateholder (other than any portion of such distribution representing taxable capital gain, nontaxable return of capital or a nontaxable interest-free advance from the Trustee made to eliminate fluctuations in Monthly Distributions) will represent interest exempt from Federal income tax on the Certificateholder's pro rata portion of the Bonds (net of the Certificateholder's pro rata share of fees and expenses of the Trust, which are not deductible by the Certificateholder).

          Interest on indebtedness incurred or continued to purchase or carry the Units is not deductible for Federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not traceable directly to the purchase of Units. Certain financial institutions that acquire Units may be subject to a reduction in the

C/M 11939.0001 482768.1
amount of interest expense that otherwise would b,e allowable as a deduction for Federal income tax purposes.

          A portion of social security benefits is includible in gross income for taxpayers whose "modified adjusted gross income" combined with 50% of their social security benefits exceed a base amount. The base amount is $25,000 for an individual, $32,000 for a married couple filing a joint return and zero for married persons filing separate returns. Interest on tax-exempt bonds is to be added to adjusted gross income for purposes of computing the amount of social security benefits that are includible in gross income and for determining whether an individual's income exceeds the base amount above which a portion of the social security benefits would be subject to tax.

          Under the 1986 Act, interest on bonds issued in 1986 (the "1986 Bonds") paid to a Certificateholder other than a corporation will remain exempt from Federal income taxes as long as the issuer continues to comply with the 1986 Act, except as provided for property and casualty insurance companies. However, tax-exempt interest on certain 1986 Bonds issued after August 7, 1986, including newly issued non-governmental obligation bonds, will be required to be included as an item of tax preference for purposes of the Federal alternative minimum tax. Corporations are required to include as an item of tax preference for purposes of the alternative minimum tax 50 percent of the amount by which the adjusted net book income (which will include tax exempt interest) of the corporation exceeds the alternative minimum taxable income (determined without this tax preference item). A similar provision based on adjusted earnings and profits (but with a 75% inclusion rate) will apply for taxable years beginning after 1989.

          The opinions of bond counsel to the issuing governmental authorities to the effect that interest on the Bonds is exempt from Federal income tax may be limited to the law existing at the time the Bonds were issued and may not apply to the extent that any subsequent legislation is adopted. Investors are advised to consult their own tax advisors for advice with respect to the effect of recent legislative changes.

          The Trust is not subject to the New York State Franchise Tax on Business Corporations or the New York City General Corporation Tax.

          The exemption from tax of interest on municipal obligations for Federal income tax purposes does not necessarily result in exemption under the income tax laws of any state or political subdivision. In general, municipal bond interest exempt from Federal income tax is taxable income to individuals who are residents of the @State or City of New York under the personal income tax laws of those jurisdictions unless the bonds are issued by the State of New York or one of its political subdivisions or by the Commonwealth of Puerto Rico or one of its political subdivisions. For corporations doing business in New York State or New York City, interest earned on state and municipal obligations that are exempt from Federal income tax,

C/M 11939.0001 482768.1
including obligations of New York State, its political subdivisions and instrumentalities, most be included in calculating New York State taxable net income. The earned original issue discount will be reportable for state and local tax purposes without any corresponding cash distribution. The laws of the several states; and local taxing authorities vary with respect to the taxation of such obligations and each Certificateholder should consult his own tax advisor as to the tax consequences of his Unit under applicable state and local tax laws.

          The Governor of the State of New York has announced that he will call a special session of the State Legislature to modify New York State tax laws following the enactment of the 1986 Act. There can be no assurance that any modifications in New York State tax law will not have an effect on the taxation of the Trust or income therefrom.

          Our opinion is based on current provisions of the Code, treasury regulations and current interpretations thereof. Any change in such laws, regulations or interpretations may affect the continuing validity of the opinions set forth herein. In addition, our opinion is not affected by the provisions of the Reference Trusts which authorize the acquisition of Replacement Bonds.

          The material set forth under the caption "Tax Status" in the Prospectus is a fair summary of our opinion.

          We authorize you to deliver copies of this opinion to the Trustee and to the Underwriters named in Schedule A to the Agreement Among Underwriters relating to the Trusts, and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.

                                     Very truly yours,



                                     BERGER & STEINGUT

C/M 11939.0001 482768.1